EXHIBIT 99.1

International Wire Announces the Idling of Two Plants

Camden, NY –March 24, 2009 - International Wire Group, Inc. (ITWG.PK) today announced that it is idling production at the Jewett City, Connecticut and Littleton, New Hampshire plants. Lower production requirements are the result of continued weak customer demand in the aerospace and electronics/data communications markets in the first quarter of 2009 due to difficult general economic conditions. Customers will be served by our other 13 U.S. facilities.

About International Wire Group, Inc.

International Wire Group, Inc. is a manufacturer and marketer of wire products, including bare, silver-plated, nickel-plated and tin-plated copper wire, for other wire suppliers, distributors and original equipment manufacturers or “OEMs.” Its products include a broad spectrum of copper wire configurations and gauges with a variety of electrical and conductive characteristics and are utilized by a wide variety of customers primarily in the aerospace, appliance, automotive, electronics/data communications, industrial/energy and medical device industries. The Company manufactures and distributes its products at 19 facilities located in the United States, Belgium, France and Italy.

Forward-Looking Information is Subject to Risk and Uncertainty

Certain statements in this release may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends,” “plans,” “estimates,” or the negative of any thereof or other variations thereof or comparable terminology, or by discussions of strategy or intentions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Many important factors could cause our results to differ materially from those expressed in forward-looking statements. These factors include, but are not limited to, fluctuations in our operating results and customer orders, unexpected decreases in demand or increases in inventory levels, changes in the price of copper, tin, nickel and silver, copper premiums and alloys, the failure of our acquisitions and expansion plans to perform as expected, the competitive environment, our reliance on our significant customers, lack of long-term contracts, substantial dependence on business outside of the U.S. and risks associated with our international operations, limitations due to our indebtedness, loss of key employees or the deterioration in our relationship with employees, litigation, claims, liability from environmental laws and regulations and other factors. For additional information regarding risk factors, see our discussion in Part I, Item 1A of our latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

ITWG-G

Contact

International Wire Group, Inc.

Glenn J. Holler

Senior Vice-President, Chief Financial Officer & Secretary

314-238-1322

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